AMENDMENT NO.1 TO THE
2007 INCENTIVE PLAN
OF
PURPLE BEVERAGE COMPANY, INC.

This Amendment No. 1 (the “Amendment”) to the 2007 Incentive Plan (the “Plan”) of Purple Beverage Company, Inc. (the “Company”) is made effective as of the 15th day of September, 2008. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

The Plan is hereby amended by deleting the text of Section 4.3(c) thereof in its entirety and replacing it with the following:

“Restricted Shares or Restricted Share Units: The maximum aggregate grant with respect to Awards of Restricted Shares or Restricted Share Units in any one Plan Year to any one Participant shall be 2,000,000 Shares.”

Except as modified and amended hereby, the Plan remains in full force and effect with no further amendment or modification.

IN WITNESS WHEREOF, Purple Beverage Company, Inc. has caused its duly authorized officer to execute this instrument of amendment this 15th day of September, 2008.

PURPLE BEVERAGE COMPANY, INC. By: /s/ Theodore Farnsworth